EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
     We have issued our report dated September 29, 2008 with respect to the consolidated financial statements and schedule of Baldwin Technology Company, Inc. and Subsidiaries (which report expressed an unqualified opinion and contains an explanatory paragraph related to the adoption of Statement of Financial Accounting Standards No. 158 as of June 30, 2007 and FASB Interpretation No. 48 effective July 1, 2007) included in the Annual Report on Form 10-K for the year ended June 30, 2008 which is incorporated by reference in this Registration Statement. We consent to the incorporation by reference of the aforementioned report.
/s/ Grant Thornton LLP
New York, New York
February 18, 2009